EXHIBIT 23.1






INDEPENDENT AUDITORS'CONSENT


We consent to the incorporation by reference in Registration Statement No. 33-89948 of Central Coast Bancorp on Form S-8 of our report dated January 24, 2002 (February 28, 2002 as to the stock dividend information in Note 1), appearing in this Annual Report on Form 10-K of Central Coast Bancorp for the year ended December 31, 2001.





DELOITTE & TOUCHE LLP

San Francisco, California
March 25, 2002